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                                                                   Exhibit 10.63

                                   ADDENDUM #1
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                     BETWEEN
                               WAREFORCE.COM, INC.
                                       AND
                                  ORIE RECHTMAN

THIS Addendum amends and revises that certain Employment Agreement by and between Wareforce.com, Inc. and Orie Rechtman dated June 1, 2001 as follows:

Amend Section 3 by adding the following:

"3.1.1 Deferred Compensation and Bonus. For the 3-month period from June 1, 2001 to August 31, 2001, Employee agrees to take as cash compensation $25,000 per month, with the remainder of any salary and/or bonuses due to Employee under this Agreement being accrued on the books and records of the Company as deferred salary and/or bonus. Both cash compensation taken as well as any deferred salary and/or bonuses shall be payable in accordance with the Company's payroll practices as in effect from time to time, and subject to such withholding as is required by law and any amounts owed to the Employee but for which payment has been deferred under this Section 3.1.1 shall be paid by the Company to the Employee no later than December 31, 2001.

3.1.1.1 Employee may elect to terminate the deferred compensation arrangement described in Section 3.1.1 at any time prior to August 31, 2001 and return to the original compensation arrangement described elsewhere in this Employment Agreement should the Company, prior to August 31, 2001:

         (i)      secure a credit facility with a term of greater than ninety
                  (90) days; or

         (ii) receive an equity infusion in a cumulative amount greater than one million dollars ($1,000,000).

3.1.1.2 Effective September 1, 2001, unless otherwise terminated in the manner described in Section 3.1.1.1 above or by the mutual written consent of the parties, this deferred compensation shall terminate and Employee shall return to being paid according to the original terms of the Employment Agreement.

3.1.1.3 The deferred compensation arrangement described in this Section 3.1.1 shall in no way alter Employee's right to car allowance, benefits, etc. as are further described in the Employment Agreement."

All other terms and conditions of the Employment Agreement shall remain the same.

Agreed to this 1st day of June 2001.

WAREFORCE.COM, INC.                         ORIE RECHTMAN


By: /s/ Dan Ricketts                        /s/ Orie Rechtman
    ----------------                        -----------------
        Dan Ricketts
        General Counsel